Robinhood Markets, Inc.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Adopted upon the closing of the Company’s initial public offering, as amended from time to time
The purpose of this Non-Employee Director Compensation Program (the “Program”) of Robinhood Markets, Inc., a Delaware corporation (the “Company”), is to promote the interests of the Company’s stockholders by providing a total compensation package that attracts and retains, on a long-term basis, exceptional directors who are not employees of the Company or its subsidiaries (“Non-Employee Directors”). In furtherance of this purpose, all Non-Employee Directors on the Company’s Board of Directors (the “Board”) shall be compensated for services provided to the Company in such capacity as set forth below. This Program was approved by the Board on February 4, 2021 and amended on June 8, 2021, June 24, 2025, and March 19, 2026, respectively.
1.Annual Cash Retainers
Subject to Section 3 hereof, effective as of April 1, 2026 (such date, the “Effective Date”), each Non-Employee Director shall receive annual cash retainers as follows.
A.Annual Cash Retainer for Board Membership: $50,000 per year for service as a member of the Board.
B.Additional Annual Cash Retainer for Non-Executive Chair of the Board: $50,000 per year for service as the Non-Executive Chair of the Board.
C.Additional Annual Cash Retainer for Lead Independent Director: $50,000 per year for service as the Lead Independent Director of the Board.
D.Additional Annualized Cash Retainers for Committee Membership:

Audit Committee
Chair	$35,000
Member (Other than Chair)	$17,500
Nominating and Corporate Governance Committee
Chair	$25,000
Member (Other than Chair)	$12,500
People and Compensation Committee
Chair	$30,000
Member (Other than Chair)	$15,000
Safety, Risk and Regulatory Committee
Chair	$30,000
Member (Other than Chair)	$15,000

Non-Employee Director Compensation Program    (Updated as of March 19, 2026)

E.     Payment of Annual Retainers; Pro-Ration. The annual cash retainers listed above shall be paid in four equal quarterly installments in arrears. Each installment shall be paid as soon as practicable on or following the final calendar day of each fiscal quarter (or, if earlier, a director’s final day of Board service). Cash retainers shall be pro-rated for any Non-Employee Director who assumes or vacates a position on the Board or any committee thereof during a fiscal quarter.
F.     Election to Receive Equity Grants in Lieu of Cash Retainers. Each Non-Employee Director may elect to receive all or a portion of his or her cash retainers in the form of restricted stock units (“RSUs”), which shall be fully vested upon grant, shall be issued under the Company’s 2021 Omnibus Incentive Plan (or any successor plan) (the “Plan”), shall be evidenced by an award agreement in the standard form approved by the Board prior to such grant, and shall cover the number of shares of the Company’s Class A common stock (“Common Stock”) having an aggregate Fair Market Value (as defined in the Plan) on the grant date equal to the amount (or applicable portion) of the cash retainer otherwise payable to him or her on such date, rounded down to the nearest whole share; provided, however, that if no Deferral Election (as defined below) is in effect by the Deferral Election Deadline (as defined below), such Grant in Lieu shall be granted under the Plan in the form of fully vested Common Stock, rather than as an RSU (whether granted as an RSU or as Common Stock, “Grants in Lieu”). Grants in Lieu shall occur automatically on the final calendar day of each fiscal quarter (or, if earlier, on the director’s final day of Board service) with respect to which a cash retainer would otherwise be payable. Any such election shall be made pursuant to a form of election (reasonably satisfactory to the Board) specifying the percentage of the Non-Employee Director’s cash retainers that he or she wishes to receive in the form of Grants in Lieu. Any such election must be received by the Corporate Secretary at least two weeks prior to the applicable grant date and shall remain in effect until revoked in writing by the Non-Employee Director; provided, however, that if a Deferral Election is in effect, any revocation of an election to receive Grants in Lieu shall not become effective until the following calendar year.
2.Equity Awards
Grants of equity awards to Non-Employee Directors pursuant to this Program shall be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the People and Compensation Committee of the Board) and shall be made in accordance with Section 1.F above and the following provisions:
A.     Initial Equity Grant. Subject to Section 3 hereof, each Non-Employee Director who is first elected or appointed to the Board shall automatically be granted, on the effective date of his or her election or appointment to the Board, an initial award of RSUs under the Plan in respect of a number of shares of Common Stock determined by dividing $290,000 by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, rounded down to the nearest whole share, and evidenced by an award agreement in the standard form approved by the Board prior to such grant (the “Initial Equity Grant”). The RSUs subject to the Initial Equity Grant shall vest in equal quarterly installments over approximately three years on each three-month anniversary of the first day of the first calendar month that commences on or after the applicable grant date, subject to such Non-Employee Director’s continued service as a Non-Employee Director through each such vesting date.
B.     Annual Equity Grant. Subject to Section 3 hereof, on the day of each regular annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each Non-Employee Director who is continuing in service after the shareholder vote shall automatically be granted

Non-Employee Director Compensation Program    (Updated as of March 19, 2026)

an annual award of RSUs under the Plan in respect of a number of shares of Common Stock determined by dividing $290,000 by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, rounded down to the nearest whole share, and evidenced by an award agreement in the standard form approved by the Board prior to such grant (the “Annual Equity Grant,” which term shall also encompass the pro-rated awards described in the paragraph immediately below). The RSUs subject to these full year Annual Equity Grants shall vest in four equal quarterly installments on each three-month anniversary of the first day of the first calendar month that commences on or after the applicable grant date, except that the fourth vesting date of each such Annual Equity Grant shall occur no later than the day prior to the date of the next Annual Meeting following the applicable grant date, in each case, subject to such Non-Employee Director’s continued service as a Non-Employee Director through each such vesting date.
Subject to Section 3 hereof, any Non-Employee Director who joins the Board after the Effective Date other than on an Annual Meeting date shall (in addition to the Initial Equity Grant) automatically be granted on the date he or she joins the Board an award of RSUs under the Plan in respect of a number of shares of Common Stock with a target value determined by multiplying $290,000 by a fraction, the numerator of which is the number of days (the “Remaining Days”) from and including the date of grant to but excluding the one-year anniversary of the immediately preceding Annual Meeting date and the denominator of which is 365. The total number of RSUs granted shall be determined by dividing such target value by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant, rounded down to the nearest whole share. Such RSUs shall vest in tandem with the remaining quarterly vesting dates applicable to a full-year award granted on the Annual Meeting date immediately preceding the date of grant (with the number of RSUs allocated to each vesting date determined so that the ratio of such number compared to the total number of RSUs is approximately equal to the ratio of the number of days of service in such vesting period compared to the total number of days from the date of grant to the final vesting date), subject to such Non-Employee Director’s continued service as a Non-Employee Director through each such vesting date.
C.     Deferral of Equity Award Settlement. Each Non-Employee Director may elect to defer the settlement of any Initial Equity Grant, Annual Equity Grant, or Grant in Lieu that would otherwise be settled on or following the date such grant vests pursuant to the terms of Sections 2.A, 2.B, and 1.F above (the “Deferral Election”). Unless otherwise determined by the Board, for any such Deferral Election to be effective, it must be submitted on or prior to December 31 of the year preceding the calendar year in which the applicable grant will be made; provided, however, that in the case of any individual who first becomes a Non-Employee Director following the Effective Date, such Deferral Election must be submitted within 30 days after the individual first becomes a Non-Employee Director (such date, the “Deferral Election Deadline”). Any Deferral Election shall be irrevocable with respect to the following calendar year and subject to such rules, conditions and procedures as shall be determined by (or under the oversight of) the Board, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A (as defined below), unless otherwise specifically determined by the Board. Deferral Elections shall be made pursuant to a form of deferral election reasonably satisfactory to the Board. Any Deferral Election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to RSUs that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation.

Non-Employee Director Compensation Program    (Updated as of March 19, 2026)

D.     Change in Control Acceleration. In the event of a Change in Control (as defined in the Plan), all RSUs granted to Non-Employee Directors pursuant to this Program shall, to the extent then outstanding and unvested, vest in full upon the Change of Control.
3.Annual Compensation Limit
No Non-Employee Director may be paid, issued or granted, in any calendar year, cash compensation and equity awards with an aggregate value greater than $1,000,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles) and counted toward this limit for the year in which it is granted). Any cash compensation paid or equity awards granted to an individual for his or her services as an employee or a consultant to the Company (other than as an Non-Employee Director) or any cash compensation paid or equity awards granted to an individual prior to the closing of the Company’s initial public offering, in each case, will not count for purposes of the limitation under this Program. Any cash compensation that is deferred will be counted toward this limit for the calendar year in which it was first earned, and not when paid or settled if later.
4.Expenses.
The Company shall reimburse each Non-Employee Director for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof within a reasonable amount of time following submission by such Non-Employee Director of reasonable written substantiation for such expenses.
5.Section 409A.
This Program and all cash compensation and equity awards paid or granted pursuant to this Program are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent (“Section 409A”) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an equity award or payment, or the settlement or deferral thereof, is subject to Section 409A, the equity award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A in order to avoid taxes or penalties under Section 409A. Each payment made pursuant to this Program shall be considered a separate payment for purposes of Section 409A. In no event will the Company reimburse a Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A.
6.Revisions.
The Board may amend, alter, suspend or terminate this Program at any time and for any reason. No amendment, alteration, suspension or termination of this Program shall materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Non-Employee Director and the Company.
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Non-Employee Director Compensation Program    (Updated as of March 19, 2026)